UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      NETWORK SYSTEMS INTERNATIONAL, INC.
          (Exact name of registrant as specified in its charter)

                 Nevada                           87-0460247
     (State or Other Jurisdiction of (I.R.S. Employer Identification Number) Incorporation or Organization)

             200 North Elm Street, Greensboro, North Carolina 27401 (Address of Principal Executive Offices, Including Zip Code)

             NETWORK SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES
                         LONG-TERM STOCK INCENTIVE PLAN

                     NETWORK SYSTEMS INTERNATIONAL, INC.
                             STOCK OPTION AGREEMENT
                             (Full title of Plans)

                               Robbie M. Efird
              Chairman of the Board and Chief Executive Officer
                     Network Systems International, Inc.
                             200 North Elm Street
                       Greensboro, North Carolina 27401
                                (336) 271-8400
           (Name, address, including zip code and, telephone number,
                  including area code, of agent for service)

                       CALCULATION OF REGISTRATION FEE

Title of                     Proposed           Proposed
Securities      Amount       Maximum            Maximum           Amount of
to be           to be        Offering           Aggregate         Registration
Registered      Registered   Price Per Share    Offering Price    Fee (1)

Common
Stock,          1,000,000    $1 and $4.00       $2,500,000        $737.50
$.00l           shares
par value


(1) Pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended (the "Securities Act"), based on the option price for shares available for issuance upon exercise of options granted pursuant to the Network Systems International, Inc. and Subsidiaries Long-Term Stock Incentive Plan and the Network Systems International, Inc. Stock Option Agreement.

                                PART I

        INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents constituting the prospectus (the "Prospectus") of Network Systems International, Inc. (the "Registrant") with respect to this Registration Statement in accordance with Rule 428 promulgated pursuant to the Securities Act are kept on file at the offices of the Registrant. The Registrant will provide without charge to employees, on the written or oral request of any such person, a copy of any or all of the documents constituting the Prospectus. Written requests for such copies should be directed to the Secretary, Network Systems International, Inc., 200 North Elm Street, Greensboro, North Carolina 27401. Telephone requests may be directed to (336) 271-8400.

                           PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

    The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and made a part hereof:

     (a)(i) The Registrant's Annual Report on Form 10-KSB for the year ended September 30, 1999, as filed with the Commission on January 13, 2000.

     (b)(i)    The Registrant's Quarterly Report on Form 10-
               QSB for the quarter ended December 31, 1999, as filed with the Commission on February 14, 2000.

       (ii)    The Registrant's Current Report on Form
               8-K as filed with the Commission on January 13, 2000.

     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement and the Prospectus to the extent that a statement incorporated by reference herein or any other subsequently filed documents modifies or supercedes such earlier statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement or the Prospectus.

     The Registrant will provide without charge to each person to whom the Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein and in the Prospectus by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Secretary, Network
     Systems International, Inc., 200 North Elm Street,
     Greensboro, North Carolina 27401. Telephone requests may be directed to (336) 271-8400.

Item 4.     Description of Securities

Not Applicable.

Item 5.     Interests of Named Experts and Counsel

Not Applicable.

Item 6.     Indemnification of Directors and Officers

There are no contracts between the Registrant and its directors and officers, nor any resolutions adopted by the Registrant, relating to indemnification. However, in accordance with the provisions of the General Corporation law of Nevada (the "Act"), the Registrant's Articles of Incorporation provide indemnification for the directors and officers to the fullest extent permitted by law. The Articles of Incorporation further provide that a director or officer of the Registrant will not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for any negligence or misconduct of the directors or officers in the performance of his duty.

The Registrant's Bylaws provide for the advancement to indemnified directors or officers of litigation expenses arising out of his status as such and insure against certain liabilities without regard to whether they may be
indemnified under Nevada law.   Pursuant to the Registrant's
Bylaws, the Registrant maintains directors' and officers' liability insurance coverage which insures the Registrant and the elected officers and directors of the Registrant against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

The indemnification laws of the State of Nevada generally allow indemnification, in matters not involving the right of the corporation, to a director or officer of the corporation if such person acted in good faith, in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. Nevada law, with respect to matters involving the right of a corporation, allows indemnification of a director or officer of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation; provided that there shall be no indemnification for matters in which such person shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that a court of competent jurisdiction determines that indemnification is proper.

The foregoing is only a general summary of certain aspects of Nevada law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnification shall or may be made and accordingly are incorporated by reference as Exhibit 99.1 of this Registration Statement.

Item 7.        Exemption from Registration Claimed

Not Applicable.

Item 8.        Exhibits

Exhibit No.         Description

4.1                 Network Systems International, Inc. and
                    Subsidiaries Long Term Incentive Plan

4.2                 Network Systems International, Inc.
                    Stock Option Agreement

5.1                 Opinion of Smith Helms Mulliss & Moore,
                    L.L.P. as to the legality of the
                    securities being registered.

23.1                Consent of Smith Helms Mulliss & Moore,
                    L.L.P. (included in its opinion filed as Exhibit 5.1)

23.2                Consent of KPMG LLP.

99.1                Provisions of Nevada law relating to
                    indemnification.


Item 9.      Undertakings

(a)  The undersigned Registrant hereby undertakes

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
       Statement:

     (i)  To include any prospectus required by Section
          10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Greensboro, State of North Carolina on April 4, 2000.

Network Systems International, Inc.

/s/  Robbie M. Efird
Robbie M. Efird,
Chairman of the Board And Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on this 4th day of April 2000.

Signature                          Capacities

/s/ Robbie M. Efird                Chairman of the Board and
Robbie M. Efird                    Chief Executive Officer; Director
                                   (Principal Executive Officer)

/s/ Christopher N. Baker           President and Chief Operating Officer;
Christopher N. Baker               Director

/s/ Michael T. Spohn               Chief Financial Officer; (Principal
Michael T. Spohn                   Financial and Accounting Officer)

/s/ Joseph M. Brower               Director
Joseph M. Brower

/s/ Carlton Joseph Mertens         Director
Carlton Joseph Mertens

/s/ Olin H. Broadway, Jr.          Director
Olin H. Broadway, Jr.

Index to Exhibits to Registration Statement on Form S-8


Exhibit No.         Description

4.1                 Network Systems International, Inc. and Subsidiaries
                    Long Term Incentive Plan

4.2                 Network Systems International, Inc. Stock Option Agreement

5.1 Opinion of Smith Helms Mulliss & Moore, L.L.P. as to the legality of the Securities being registered.

23.1                Consent of Smith Helms Mulliss & Moore,
                    L.L.P. (included in its opinion filed as Exhibit 5.1)

23.2                Consent of KPMG LLP.

99.1                Provisions of Nevada law relating to indemnification.